UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

☑	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Exelon Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXELON CORPORATION

Amendment to Definitive Proxy Statement

regarding the 2024 Annual Meeting of Shareholders

to be held on April 30, 2024

The following information updates and amends Exelon Corporation’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on March 20, 2024 (“Proxy Statement”) regarding the 2024 Exelon Corporation Annual Meeting of Shareholders to be held on April 30, 2024 at 9:00 a.m. Eastern Time (herein the “Amendment”) at www.virtualshareholdermeeting.com/EXC2024. This Amendment is being filed with the SEC and made available to shareholders on or about April 9, 2024.

The purpose of this Amendment is to insert the following language immediately preceding the presentation of Proposal 5:

Exelon received the following shareholder proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden represents that he has held 100 shares of the Company’s stock for at least the past three years and intends to continue to hold such amount through the date of the Company’s next annual meeting. Exelon is not responsible for the accuracy or content of the proposal and supporting statement.

Except as described in this Amendment, none of the items or information presented in the 2024 Proxy Statement is affected by this Amendment. Capitalized terms not defined in this Amendment have the meanings set forth in the Proxy Statement.

This Amendment, our Notice of Annual Meeting, our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available at www.virtualshareholdermeeting.com/EXC2024. From and after the date of this Amendment, all references to the “Proxy Statement” are to the Proxy Statement as amended hereby. The Proxy Statement contains important information, and this Amendment should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2024 Proxy Statement.

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